Exhibit 23.2

KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 5, 2024, with respect to the consolidated financial statements of Reddit, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco, California
May 20, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.